Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2011

Los Angeles, CA (March 6, 2012) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter and year ended December 31, 2011 of $432,000 and $1.0 million, respectively, compared to net losses of $2.4 million and $2.0 million for the same periods last year.  Pre-tax, pre-provision earnings for the quarter and year ended December 31, 2011 were $503,000 and $1.4 million, respectively, compared to $214,000 and $812,000 for the same periods last year.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m proud to announce our financial results for the quarter and year ended December 31, 2011, which reflect a continuation of the positive trends that we’ve seen throughout this year and I’m hopeful this momentum will continue throughout 2012.  Highlights of the quarter and year-to-date periods include:

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Growth in total assets from $308 million at December 31, 2010 to $405 million at December 31, 2011;

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Growth in our loan portfolio from $179 million at December 31, 2010 to $233 million at December 31, 2011;

•

Growth in total deposits from $258 million at December 31, 2010 to $332 million at December 31, 2011, resulting primarily from robust demand for our core deposit services, which has reduced our cost of funds to 30 basis points;

•

Continued improvement in our credit quality, with non-performing assets reduced to 1.9% of total assets, a 27% decline in this ratio since the beginning of 2011;

•

Improved net interest income of $11.3 million for the year ended December 31, 2011 as compared to $9.9 million for the year ended December 31, 2010, despite a reduction in our net interest margin; and

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Improved pre-tax, pre-provision earnings, which has increased by over 60% during 2011, compared to the same period last year.”

Pre-tax, pre-provision earnings figures, which are non-GAAP financial measures, are presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income/loss to pre-tax, pre-provision earnings is provided in the table below.

Mr. Rothenberg added, “We continue to see improvement in our credit quality.  At December 31, 2011, the ratios of non-performing assets to total assets and non-performing loans to total loans were 1.88% and 3.26%, respectively, compared to 2.58% and 3.97% for the same period last year.  These ratios peaked in September 2009 at 4.87% and 6.66%, respectively, and we have seen these ratios generally improve for over two consecutive years.  Furthermore, the Bank continues to maintain capital ratios that are substantially in excess of the regulatory requirements to be considered ‘well capitalized’.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “We’re also continuing to experience a modest improvement in quality loan demand.  Total loans increased by $53.7 million during 2011 and loan originations were $117.1 million during 2011, compared to $67.6 million in 2010.  Continuing to grow quality loans, along with our deposit franchise, will be a primary initiative in 2012, and I believe we’re well positioned and have the right resources in place to execute this strategy.”

2011 4th Quarter and Year End Highlights

•

The Bank’s total risk-based capital ratio was 17.32% at December 31, 2011, compared to the regulatory requirement of 10.00% for “well capitalized” financial institutions.  The Bank’s capital does not include any capital received in connection with TARP, nor other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments other than common stock.

•

Total assets increased 31.4%, or $96.9 million, to $405.3 million at December 31, 2011, from $308.4 million at December 31, 2010.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $285.6 million and $197.9 million at December 31, 2011 and 2010, respectively, representing an increase of $87.8 million, or 44.3%.

•

Net interest margin was 3.07% and 3.21% for the quarter and year ended December 31, 2011, respectively, compared to 3.33% and 3.62% for the same periods last year.

•

Cost of funds was 26 and 30 basis points for the quarter and year ended December 31, 2011, respectively, compared to 32 and 42 basis points for the same periods last year.

•

Investment securities increased by $71.4 million, or 122.2%, to $129.9 million at December 31, 2011, from $58.5 million at December 31, 2010.  During the year ended December 31, 2011, the Company increased its level of investment security purchases as a result of excess liquidity generated by strong deposit growth, which continues to outpace quality loan demand.

•

Loans increased $53.7 million, or 30.0%, to $233.0 million at December 31, 2011 from $179.3 million at December 31, 2010.  Loan originations were $58.7 million and $117.1 million during the quarter and year ended December 31, 2011, respectively, compared to $34.9 million and $67.6 million during the same periods last year.

•

As of December 31, 2011, the allowance for loan losses (“ALL”) was $5.3 million, or 2.27% of gross loans, compared to $5.3 million, or 2.95% of gross loans, at December 31, 2010.  The ALL to non-performing loans was 69.47% and 74.21% at December 31, 2011 and 2010, respectively.

•

Non-performing loans to total loans decreased to 3.26% at December 31, 2011, compared to 3.97% at December 31, 2010.

•

Non-performing assets as a percentage of total assets declined to 1.88% at December 31, 2011, compared to 2.58% at December 31, 2010.

•

For the quarter and year ended December 31, 2011, the Company recorded net income of $432,000, or $0.05 per diluted share, and $1.0 million, or $0.11 per diluted share, respectively.  During the same periods last year, the Company reported net losses of $2.4 million and $2.0 million, respectively, or $0.27 and $0.22 per diluted share, respectively.

Capital Adequacy

At December 31, 2011, the Company’s stockholders’ equity totaled $45.1 million compared to $44.3 million at December 31, 2010.  At December 31, 2011, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 17.32%, 16.06%, and 10.54%, respectively, compared to the regulatory requirements for “well capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

In August 2010, the Company’s Board of Directors authorized the purchase of up to $2.0 million of the Company’s common stock.  Under this stock repurchase program, the Company has been acquiring its common stock in the open market from time to time beginning in August 2010.  As of December 31, 2011, the Company had repurchased 490,324 shares in the open market at a cost ranging from $3.35 to $4.02 per share in connection with this program.  At December 31, 2011, the remaining value of shares that may be repurchased under this program was $195,000.

Balance Sheet

Total assets increased 31.4%, or $96.9 million, to $405.3 million at December 31, 2011, from $308.4 million at December 31, 2010. The increase in total assets is primarily attributable to increases in investment securities and loans, partially offset by a decrease in cash and cash equivalents.  Investment securities at December 31, 2011 were $129.9 million, representing an increase of $71.4 million, or 122.2%, from $58.5 million at December 31, 2010.  The increase in investment securities is primarily attributable to the purchase of agency mortgage-backed securities, which had an average life of 3.57 years at December 31, 2011.  Loans at December 31, 2011 were $233.0 million, representing an increase of $53.7 million, or 30.0%, from $179.3 million at December 31, 2010.  The most significant loan growth has been in our single-family residential real estate portfolio, which has increased by approximately $33.2 million, or 153.1%, during 2011.  Loan originations were $58.7 million and $117.1 million during the quarter and year ended December 31, 2011, compared to $34.9 million and $67.6 million during the same periods last year.  Cash and cash equivalents decreased $27.1 million, or 39.2%, from $69.0 million at December 31, 2010 to $41.9 million at December 31, 2011.

Total liabilities at December 31, 2011 increased by $96.2 million, or 36.4%, to $360.2 million, compared to $264.0 million at December 31, 2010.  This increase is primarily due to increases in non-interest bearing deposits and money market deposits and savings of $31.3 million and $69.3 million, respectively, due to continued core deposit gathering efforts, partially offset by declines of $13.3 million and $12.9 million in certificates of deposit and interest bearing demand accounts, respectively.  Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $285.6 million and $197.9 million at December 31, 2011 and 2010, respectively, representing an increase of $87.8 million, or 44.3%.  The increase in total liabilities is also partially due to a $23.0 million increase in other borrowings, which were primarily utilized to fund additional loan production during 2011.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $5.3 million, or 2.27% of our total loan portfolio, at December 31, 2011, compared to $5.3 million, or 2.95% at December 31, 2010.  Based on management’s assessment of the ALL, it was determined that the decline in our ratio of ALL to total loans was appropriate due to a reduction in the level of our criticized and classified loans, which generally consist of special mention, substandard and doubtful loans.  Special mention, substandard and doubtful loans were $3.7 million, $11.0 million and none, respectively, at December 31, 2011, compared to $6.1 million, $17.0 million, and $1.1 million, respectively, at December 31, 2010.  During the year ended December 31, 2011, our non-performing loans increased to $7.6 million from $7.1 million at December 31, 2010.  The ratio of our ALL to non-performing loans was 69.47% at December 31, 2011 compared to 74.21% at December 31, 2010.  In addition, our ratio of non-performing loans to total loans was 3.26% and 3.97% at December 31, 2011 and 2010, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities.  There was no provision for loan losses for the quarter ended December 31, 2011 and $275,000 for the year ended December 31, 2011, compared to $2.6 million and $2.8 million for the same periods last year.  As discussed above, the decline in provision for loan losses recorded during the quarter and year ended December 31, 2011, compared to the same periods last year, is primarily due to the improvement in the level of our criticized and classified loans.  We had net recoveries of $38,000 during the quarter ended December 31, 2011 and net charge-offs of $274,000 for the year ended December 31, 2011, compared to net charge-offs of $1.8 million and $3.0 million during the same periods last year.   Management believes that the ALL as of December 31, 2011 and 2010 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $7.6 million and $8.0 million at December 31, 2011 and 2010, respectively.  Non-accrual loans totaled $7.6 million and $7.1 million at December 31, 2011 and 2010, respectively.  At December 31, 2011, non-accrual loans consisted of four commercial loans totaling $2.2 million, two commercial real estate loans totaling $3.8 million, one commercial land loan totaling $1.3 million and one consumer related loan totaling $345,000.  At December 31, 2010, non-accrual loans consisted of four commercial loans totaling $1.7 million, three commercial real estate loans totaling $5.1 million and one consumer related loan totaling $345,000.  As of December 31, 2011, there was no other real estate owned (“OREO”).  As of December 31, 2010, OREO consisted of two single-family residential properties totaling $845,000, which were both located in California.  As a percentage of total assets, the amount of non-performing assets was 1.88% and 2.58% at December 31, 2011 and 2010, respectively.

Net Interest Income and Margin

During the quarter and year ended December 31, 2011, net interest income was $3.0 million and $11.3 million, respectively, compared to $2.6 million and $9.9 million for the same periods last year.  The increases in net interest income during the quarter and year ended December 31, 2011, is primarily related to an increase in loan and investment income earned as compared to the same periods last year.  These increases were caused by higher average balances outstanding for both loans and investments compared to the same periods last year, partially offset by a decline in yield earned.  Yields earned on loans and investments were impacted by a general decline in interest rates during the current quarter and year compared to the same periods last year, as well as competitive loan pricing conditions in our market, which have continued to intensify and compress loan yields.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.07% for the quarter ended December 31, 2011, compared to 3.33% for the same period last year.  This 26 basis point decline in net interest margin is primarily due to a decrease in the yield on earning assets of 32 basis points, partially offset by a decline of 8 basis points in the cost of interest bearing deposits and borrowings.  As discussed above, the decrease in yield on earning assets is primarily attributable to a decline in interest rates earned on these assets during the quarter ended December 31, 2011, as compared to the same period last year, which was caused by a general decline in interest rates during the current quarter compared to the same period last year, as well as competitive loan pricing conditions in our market, which have continued to intensify and compress loan yields during this period.  During the quarter ended December 31, 2011 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts.  The average cost of interest bearing deposits and borrowings was 0.36% and 1.38%, respectively, during the quarter ended December 31, 2011 compared to 0.46% and 1.66% for the same period last year.

The Company’s net interest margin was 3.21% for the year ended December 31, 2011, compared to 3.62% for the same period last year.  This 41 basis point decline in net interest margin is primarily due to a decrease in the yield on earning assets of 49 basis points, partially offset by a decline of 17 basis points in the cost of interest bearing deposits and borrowings.  As discussed above, the decrease in yield on earning assets is primarily attributable to a decline in interest rates earned on these assets during the year ended December 31, 2011, as compared to the same period last year, which was caused by a general decline in interest rates during the current year compared to the same period last year, as well as competitive loan pricing conditions in our market, which have continued to intensify and compress loan yields during this period.  Yield on earning assets were further impacted by an increase in the average balance of interest earning deposits at other financial institutions.  These deposits yielded approximately 25 basis points during the year ended December 31, 2011.  During the year ended December 31, 2011 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts.  The average cost of interest bearing deposits and borrowings was 0.43% and 1.40%, respectively, during the year ended December 31, 2011 compared to 0.52% and 2.53% for the same period last year.

Non-Interest Income

Non-interest income was $316,000 and $934,000 for the quarter and year ended December 31, 2011, compared to $284,000 and $945,000 for the same periods last year.  There were no significant changes in the sources or amounts of non-interest income.

Non-Interest Expense

Non-interest expense was $2.9 million and $10.8 million for the quarter and year ended December 31, 2011, compared to $2.6 million and $10.0 million for the same periods last year.  The variance in non-interest expense is primarily due to a $284,000 loss incurred during the fourth quarter of 2011 in connection with the sale of an OREO, as well as the additional costs incurred related to expanding the Bank’s business development team and the opening of our Santa Monica relationship office during 2011.

Income Tax Provision

During the quarter and year ended December 31, 2011, we recorded a tax expense of approximately $71,000, primarily related to amounts due for California State taxes.  The taxes owed in connection with our pre-tax earnings would have typically been entirely offset by the Company’s net operating loss carryforwards, however, the State temporarily suspended the use of these carryforwards for the year ended December 31, 2011, and, as a result, the Company has recorded a tax liability for that period.  Going forward, the Company does not anticipate owing any substantial taxes for Federal or State purposes, until the Company’s net operating losses are fully utilized.  During the quarter and year ended December 31, 2010, we did not record an income tax provision.

Net Income (Loss)

For the quarter and year ended December 31, 2011, the Company recorded net income of $432,000, or $0.05 per diluted share, and $1.0 million, or $0.11 per diluted share, respectively, compared to net losses of $2.4 million, or $0.27 per diluted share, and $2.0 million, or $0.22 per diluted share, for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA and a relationship office in Santa Monica, CA.  The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a renewed decline in economic conditions, (3) further increased competition among financial institutions, (4) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (5) further government regulation and the implementation and costs associated with the same, (6) management’s ability to successfully manage the Company’s operations, and (7) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	December 31,
Balance Sheet Results:	2011	2010

Total Assets	$405,274	$308,364
Total Loans	$233,005	$179,293
Allowance for Loan Losses ("ALL")	$5,284	$5,283
Non-Performing Assets	$7,606	$7,963
Deposits:
Non-Interest Bearing Demand Deposits	$122,843	$91,501
Interest Bearing Demand Deposits	20,739	33,632
Money Market Deposits and Savings	142,061	72,757
Certificates of Deposit	46,811	60,099
Total Deposits	$332,454	$257,989
Total Stockholders' Equity	$45,051	$44,338
Gross Loans to Deposits	70.08%	69.49%
Ending Book Value per Share	$4.97	$4.77

	Quarters Ended December 31,
Quarterly Operating Results (unaudited):	2011	2010

Net Interest Income	$3,036	$2,565
Provision for Loan Losses	$-	$2,575
Non-Interest Income	$316	$284
Non-Interest Expense	$2,849	$2,635
Income Tax Provision	$71	$-
Net Income (Loss)	$432	$(2,361)
Basic Earnings (Loss) per Share	$0.05	$(0.27)
Diluted Earnings (Loss) per Share	$0.05	$(0.27)
Quarterly Net Interest Margin*	3.07%	3.33%

Reconciliation of QTD Net Income (Loss) to Pre-Tax, Pre-Provision Earnings:

Net Income (Loss)	$432	$(2,361)
Provision for Loan Losses	-	2,575
Income Tax Provision	71	-
Pre-Tax, Pre-Provision Earnings	$503	$214

	Years Ended December 31,
YTD Operating Results:	2011	2010

Net Interest Income	$11,281	$9,893
Provision for Loan Losses	$275	$2,775
Non-Interest Income	$934	$945
Non-Interest Expense	$10,844	$10,026
Income Tax Provision	$71	$-
Net Income (Loss)	$1,025	$(1,963)
Basic Earnings (Loss) per Share	$0.12	$(0.22)
Diluted Earnings (Loss) per Share	$0.11	$(0.22)
YTD Net Interest Margin	3.21%	3.62%

Reconciliation of YTD Net Income (Loss) to Pre-Tax, Pre-Provision Earnings:

Net Income (Loss)	$1,025	$(1,963)
Provision for Loan Losses	275	2,775
Income Tax Provision	71	-
Pre-Tax, Pre-Provision Earnings	$1,371	$812

*Percentages are reported on an annualized basis.